Exhibit 10.4
AGREEMENT
     AGREEMENT made and entered into by and between Easton-Bell Sports, Inc. (the “Company”) and Dan Jelinek (the “Executive”) as of the 16th day of March, 2006 (the “Effective Date”).
     For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:
     1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers, and the Executive hereby accepts, employment.
     2. Term. Subject to earlier termination as hereafter provided, the Executive’s employment hereunder shall be for a term of eighteen (18) months, commencing as of the Effective Date, and shall automatically renew thereafter for successive terms of one year each. The term of this Agreement, as from time to time renewed, is hereafter referred to as “the term of this Agreement” or “the term hereof.”
     3. Capacity and Performance.
          (a) Commencing on April 13, 2006, the Executive shall serve the Company as its President of Team Sports. In addition, and without further compensation, the Executive shall serve as a director and/or officer of one or more of the Company’s Sports Affiliates (as defined in Section 13 hereof), if so elected or appointed from time to time. The Executive shall report to the Chief Executive Officer of the Company (the “CEO”).
          (b) During the term hereof, the Executive shall be employed by the Company on a full-time basis. As President of Team Sports, the Executive shall have the duties and responsibilities of that position and other duties and responsibilities, reasonably consistent with that position, with respect to the business operations of the Company and designated Sports Affiliates, as assigned by the CEO or the Board of Directors of the Company (the “Board”) from time to time.
          (c) Subject to business travel as necessary or desirable for the performance of the Executive’s duties and responsibilities hereunder, the Executive’s primary worksite during the term hereof shall be at the location of the Company’s offices in Van Nuys, California as of the Effective Date (the “Van Nuys Location”) or such other site as the Company may select from time to time, provided such site is no more than thirty-five (35) miles from the Van Nuys Location unless the Executive has expressly consented in writing thereto.
          (d) During the term hereof, the Executive shall devote his full business time and best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Sports Affiliates and to the discharge of his duties and responsibilities hereunder. During the term of this Agreement, the Executive may engage in passive management of his personal investments and in such community and charitable activities as do not individually or in the aggregate give rise to a conflict of interest or otherwise interfere with his performance of his duties and responsibilities hereunder. The Executive shall not engage in any other business activity except with the express prior written approval of the Board, it also being agreed that if the Board subsequently determines that any previously approved activity does detract from the Executive’s performance or give rise to a conflict of interest, the Executive shall cease such activity promptly following notice from the Company.
     4. Compensation and Benefits. As compensation for all services performed by the Executive under and during the term hereof and subject to performance of the Executive’s duties and of the obligations of the Executive to the Company and its Affiliates, pursuant to this Agreement or otherwise:
          (a) Base Salary. Initially during the term hereof, the Company shall pay the Executive a base salary at the rate of Three Hundred and Fifty Thousand Dollars ($350,000) per annum, payable in accordance with the payroll practices of the Company for its executives and subject to annual review by the compensation committee of the Board and to increase, but not decrease, in the discretion of such committee or the Board. The Executive’s base salary, as from time to time increased, is hereafter referred to as the “Base Salary.”
          (b) Bonus Compensation. For each fiscal year completed during the term hereof, the Executive shall have the opportunity to earn an annual bonus (“Annual Bonus”) under the Company’s executive incentive plan for the combined businesses of the Company and the Sports Affiliates in accordance with the terms thereof. The Executive’s target bonus under the executive incentive plan shall be sixty percent (60%) of the Base Salary for achievement of the consolidated annual business plan for the Company and the Sports Affiliates (the “Business Plan”), with a potential for the Annual Bonus to exceed target if achievement exceeds the Business Plan, all as approved by the compensation committee of the Board after consultation with the CEO. For 2006 only, the Annual Bonus shall be not less than that for which the Executive would have been eligible under the Easton Sports, Inc. (“ESI”) formula applicable to him immediately prior to the Closing Date (as defined in Section 13 hereof) based on an annual salary of $265,000, which formula is contained in the Easton Sports, Inc. FY2006 Bonus Plan, attached as Exhibit B hereto. In any fiscal year during the term hereof in which a new Sports Affiliate is acquired, the Executive’s Annual Bonus for that fiscal year shall be not less than the Annual Bonus he would have received for that fiscal year under the terms of the then-existing bonus plan had the acquisition not occurred. Except as otherwise provided in Section 5 hereof, the Executive must be employed on the last day of a fiscal year in order to be eligible to earn an Annual Bonus for that fiscal year.
          (c ) Equity Participation. The Executive will be eligible to participate in the Easton Bell Sports, LLC 2006 Equity Incentive Plan as amended from time to time (the “Plan”). Any award granted the Executive thereunder shall be at the discretion of the Board of Managers of Easton Bell Sports, LLC and shall be subject to the terms of the agreement captioned “Easton Bell Sports, LLC Class B Common Unit Certificate” (the “Unit Certificate”), which the Executive must execute in order to receive the award, to the terms of the Plan, and to the terms of the Easton Bell Sports, LLC Second and Restated Limited Liability Company Agreement as amended from time to time (the “LLC Agreement”).
          (d) Employee Benefit Plans. During the term hereof, the Executive shall be entitled to participate in all “Employee Benefit Plans,” as that term is defined in Section 3(3) of ERISA, including both health and welfare plans and retirement plans, from time to time in effect for executives of the Company generally, except to the extent any of the Employee Benefit Plans is duplicative of a benefit otherwise provided to the Executive under this Agreement (e.g., a severance pay plan). The Executive’s participation shall be subject to the terms of the applicable Employee Benefit Plan documents and generally applicable Company policies.
          (e) Vacations. During the term hereof, the Executive shall be entitled to three (3) weeks of vacation per year, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company and with the approval of the CEO. Vacation shall be governed by the policies of the Company, as in effect from time to time.
          (f) Business Expenses. The Company shall pay or reimburse the Executive for all reasonable, customary and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses set by the Board and to such reasonable substantiation and documentation as may be specified by the Company from time to time.
          (g) Directors & Officers Insurance Coverage. The Company, at its sole cost and expense, shall obtain and maintain in effect directors and officers (“D&O”) liability insurance under which the Executive is a named insured. The Company will maintain such insurance throughout the term hereof and for at least four (4) years thereafter.
     5. Termination of Employment and Post-Employment Payments. Notwithstanding the provisions of Section 2 hereof, the Executive’s employment hereunder shall terminate during the term hereof under the following circumstances:
          (a) Death. In the event of the Executive’s death during the term hereof, the Executive’s employment hereunder shall immediately and automatically terminate. In such event, the Company shall pay promptly to the beneficiary designated by the Executive in writing on the form attached to this Agreement as Exhibit C or, if none has been so designated, to his estate, (i) Base Salary earned but not paid through the date of termination of the Executive’s employment with the Company (hereafter, the “Date of Termination”), (ii) pay at the rate of the Base Salary for any vacation earned but not used through the Date of Termination, (iii) any Annual Bonus earned but unpaid for the fiscal year preceding that in which the Date of Termination occurs and (iv) any business expenses incurred by the Executive but un-reimbursed on the Date of Termination, provided that such expenses and required substantiation and documentation are submitted prior to or within sixty (60) days after the Date of Termination and that such expenses are reimbursable under Company policy (all of the foregoing, “Final Compensation”). In addition to Final Compensation, (A) the Company shall pay to the beneficiary designated by the Executive in writing or, if none, his estate, an Annual Bonus for the fiscal year in which the Date of Termination occurs, determined by multiplying the Annual Bonus the Executive would have received had he continued employment through the last day of the fiscal year by a fraction, the numerator of which is the number of days he was employed during the fiscal year, through the Date of Termination, and the denominator of which is 365 (a “Final Pro-Rated Bonus”), which Final Pro-Rated Bonus will be payable at the time annual bonuses are paid to Company executives generally under its executive incentive plan, and (B) the Company will pay the full premium cost of health and dental plan coverage for each of the Executive’s qualified beneficiaries until the earlier to occur of the conclusion of twelve (12) months from the Date of Termination or the date the qualified beneficiary ceases to be eligible for coverage continuation under COBRA; provided, however, that in order to be eligible for the Company’s payments hereunder the qualified beneficiary must elect in a timely manner to continue coverage under the Company’s health and dental plans under COBRA. Any equity in the LLC held by the Executive on the Date of Termination shall be governed by the terms of the Unit Certificate, the Plan and the LLC Agreement, as applicable. The Executive’s rights with respect to indemnification shall be in accordance with Section 12 hereof.
          (b) Disability.
            (i) The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during his employment through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform, in any material respect, his duties and responsibilities hereunder, notwithstanding the provision of any reasonable accommodation (exclusive of the leave of absence provided hereunder), for one hundred and eighty (180) days during any period of three hundred and sixty-five (365) consecutive calendar days. In the event of such termination, and provided that the Executive satisfies in full all of the conditions set forth in Section 5(h) hereof, then, in addition to Final Compensation, the Company shall provide the Executive the following: (A) The Company will pay the Executive a Final Pro-Rated Bonus for the fiscal year in which the Date of Termination occurs, payable at the time annual bonuses are paid to Company executives generally under its executive incentive plan or, if later, on the tenth (10th) business day following the later of the effective date of the Release of Claims, as defined in Section 5(h) below, or the date the Release of Claims is received by the Chair of the Board on behalf of the Company; (B) the Company will pay the full premium cost of health and dental plan coverage for the Executive and his qualified beneficiaries until the earlier to occur of the conclusion of twelve (12) months or the date the Executive and his qualified beneficiaries cease to be eligible for coverage continuation under COBRA; provided, however, that in order to be eligible for the Company’s payments hereunder the Executive and each qualified beneficiary must elect in a timely manner to continue coverage under the Company’s health and dental plans under COBRA and (C) in the event that the Company had not provided the Executive the opportunity to participate in a long-term disability insurance plan paid or provided by the Company, the Company shall continue to pay the Executive the Base Salary from the Date of Termination until the expiration of six months thereafter or, if earlier, until the date the Executive recovers sufficiently from his illness or injury to resume work on a substantially full-time basis (the “Recovery Date”), with payments commencing at the next regular Company payday for executives which is at least five business days following the later of the effective date of the Release of Claims or the date the Release of Claims signed by the Executive is received by the Chair of the Board, but with the first payment retroactive to the day immediately following the Date of Termination or, in the event that any long-term disability insurance plan paid or provided by the Company fails to provide the Executive income replacement benefits equal to the Base Salary (or income replacement benefits not subject to federal income tax which are equal to the Base Salary net of federal income tax), the Company will pay the Executive the difference between the Base Salary and income replacement benefits received (after giving effect to any tax savings of the Executive if such benefits are not subject to federal or state income tax) until the earlier of the expiration of six months following the Date of Termination or the Recovery Date. Any equity in the LLC held by the Executive on the Date of Termination hereunder shall be governed by the terms of the Unit Certificate, the Plan and the LLC Agreement, as applicable. The Executive’s rights with respect to indemnification shall be in accordance with Section 12 hereof.
            (ii) The Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability. Notwithstanding any such designation, the Executive shall continue to receive compensation and benefits in accordance with Sections 4(a) through 4(d) of this Agreement and the terms and conditions of any plans, policies, agreements and other documents to which reference is made therein (collectively, the “Plan Documents”) until the Executive becomes eligible for disability income benefits under any disability plan in which he is a participant as a result of his employment with the Company or until he recovers sufficiently to resume his duties and responsibilities hereunder (provided he does so within the aforesaid one hundred and eighty (180) days or such longer period as the Board in its discretion may provide) or until the termination of his employment, whichever shall first occur. If, while his employment hereunder continues, the Executive is receiving disability income benefits under any such disability plan, the Executive shall be entitled to receive the Base Salary reduced by the amount of such disability income benefits (after giving effect to any tax savings of the Executive if such benefits are not subject to federal or state income tax) and shall continue to be eligible for payments and benefits in accordance with Sections 4(b) through 4(d) of this Agreement and the terms and conditions of the Plan Documents, until the earlier to occur of his recovery or the termination of his employment under this Agreement.
            (iii) If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform in any material respect his duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or his duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.
          (c) By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. For purposes of this Agreement, “Cause” shall be limited to: (i) Executive’s indictment, charge or conviction of, or plea of nolo contendere to, (A) a felony or any crime involving fraud or material dishonesty or (B) any felony or crime involving moral turpitude that might be reasonably expected to, or does, adversely effect the Company or any of its Affiliates; (ii) Executive’s gross negligence or willful misconduct with regard to the Company or any of its Affiliates, including but not limited to its Sports Affiliates, which has a material adverse impact on the Company or its Affiliates, whether economic or to reputation or otherwise; (iii) Executive’s refusal or willful failure to substantially perform his duties or to follow a lawful written directive of the Board or its designee within the scope of the Executive’s duties hereunder which in either case remains uncured or continues after twenty (20) days’ written notice from the Board which references the potential for a “for Cause” termination and specifies in reasonable detail the nature of the refusal or willful failure which must be cured; (iv) Executive’s theft, fraud or any material act of dishonesty related to the Company or any of its Affiliates; (v) any representations or warranties of the Executive under this Agreement that there is no legal impediment to employment, no disclosure of third party confidential information and no breach of any existing employment agreement prove false in a material respect; provided that Executive has been provided with written notification of any of the foregoing and has been given five (5) days to present any mitigating, corrective or clarifying information to the Board; (vi) the Executive’s breach of a fiduciary duty owed to the Company or any of its Affiliates, including but not limited to any breach or violation of those provisions of this Agreement setting forth the Executive’s obligations with respect to confidentiality, non-competition and non-solicitation; or (vii) the Executive’s breach of any other material provision of this Agreement unless corrected by the Executive within twenty (20) days of the Company’s written notification to the Executive of such breach. In the event of such termination, the Company shall have no obligation to the Executive under this Agreement other than provision of Final Compensation. Any equity in the LLC held by the Executive on the Date of Termination hereunder shall be governed by the terms of the Unit Certificate, the Plan and the LLC Agreement, as applicable. The definition of “Cause” set forth in this Section 5(c) shall supersede the definition of “Cause” in the 2006 Equity Incentive Plan if the 2006 Equity Incentive Plan expressly provides for such supersession.
          (d) By the Company other than for Cause. The Company may terminate the Executive’s employment hereunder other than for Cause at any time upon notice to the Executive. In the event of such termination, and provided that the Executive satisfies in full all of the conditions set forth in Section 5(h) hereof, then, in addition to Final Compensation, the Executive, as compensation for his satisfying of those conditions, shall be entitled to the following: (i) the Company shall pay the Executive a Final Pro-Rated Bonus for the fiscal year in which the Date of Termination occurs, payable at the time annual bonuses are paid to Company executives generally under its executive incentive plan or, if later, on the tenth (10th) business day following the later of the effective date of the Release of Claims or the date the Release of Claims, signed by the Executive, is received by the Chair of the Board on behalf of the Company; (ii) the Company shall provide the Executive compensation for the period of eighteen (18) months following the Date of Termination at the rate of one-twelfth of the Base Salary per month, commencing on the next regular Company payday for its executives that is at least five (5) business days following the later of the effective date of the Release of Claims or the date the Release of Claims, signed by the Executive, is received by the Chair of the Board, but with the first payment being retroactive to the day immediately following the Date of Termination; and (iii) the Company will pay the full premium cost of health and dental plan coverage for the Executive and his qualified beneficiaries until the earliest to occur of the conclusion of the period defined in clause (ii) immediately above or the date the Executive becomes eligible for participation in health and dental plans of another employer or the date the Executive ceases to be eligible for participation under the Company’s health and dental plans under COBRA; provided, however, that in order to be eligible for the Company’s payments hereunder the Executive and each of his qualified beneficiaries must elect in a timely manner to continue coverage under the Company’s health and dental plans under COBRA. Any equity in the LLC held by the Executive on the Date of Termination shall be governed by the terms of the Unit Certificate, the Plan and the LLC Agreement, as applicable. The Executive’s rights with respect to indemnification shall be in accordance with Section 12 hereof.
          (e) By the Executive for Good Reason. The Executive may terminate his employment hereunder for Good Reason upon notice to the Company setting forth in reasonable detail the nature of such Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s consent, the occurrence of any one or more of the following events: (i) breach of this Agreement by the Company which is not cured, if curable, within twenty (20) days after written notice to the Company specifying in reasonable detail the nature of such breach; (ii) a material diminution of any of the Executive’s significant duties or the assignment to the Executive of material duties inconsistent with his position or the material impairment of the Executive’s ability to function in his position, in each case only after the Company shall have had an opportunity and failed to cure (any cure to be effected within twenty (20) days after written notice to the Company by the Executive specifying in reasonable detail the nature of such Good Reason); (iii) any reduction in or failure to pay the Base Salary or any failure to pay any Annual Bonus to which the Executive is entitled hereunder or any failure to provide benefits in accordance with this Agreement, in each case only after the Company has been given an opportunity, and has failed, to cure any such event within twenty (20) days following the Executive’s written notice to the Company specifying in reasonable detail the nature of the reduction or failure; or (iv) any relocation of the Executive’s primary worksite to a site that is more than thirty-five (35) miles from the Van Nuys Location or (v) subjection of the Executive to a working environment sufficiently hostile or otherwise adverse as to satisfy the general legal standard for a constructive discharge, provided that the Executive provides the Company written notice specifying in reasonable detail the circumstances rendering the working environment hostile or otherwise adverse and the Company fails within twenty (20) days of that notice to take remedial action to mitigate those circumstances. For the avoidance of doubt, neither an assignment of the Executive to serve as a director or officer of one or more of the Company’s Affiliates nor any termination of such service shall constitute Good Reason for termination. In the event of termination in accordance with this Section 5(e), and provided that the Executive satisfies in full all of the conditions set forth in Section 5(h) hereof, then, in addition to Final Compensation, the Company shall provide the Executive the same payments he would have received under clauses (i), (ii) and (iii) of Section 5(d) had his employment been terminated by the Company other than for Cause. Any equity in the LLC held by the Executive on the Date of Termination shall be governed by the terms of the Unit Certificate, the Plan and the LLC Agreement, as applicable. The Executive’s rights with respect to indemnification shall be in accordance with Section 12 hereof.
          (f) By the Executive Other than for Good Reason. The Executive may terminate his employment hereunder at any time upon sixty (60) days’ notice to the Company. In the event of termination of the Executive pursuant to this Section 5(f), the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay the Executive his Base Salary for the initial sixty (60) days of the notice period (or for any remaining portion thereof). The Company’s only other obligation to the Executive hereunder shall be for Final Compensation, if any. Any equity in the LLC held by the Executive on the Date of Termination hereunder shall be governed by the terms of the Unit Certificate, the Plan and the LLC Agreement, as applicable.
          (g) Termination Following a Change of Control.
            (i) In the event that there occurs a Change of Control, as defined in clause (g)(ii) immediately below, and during the period commencing on the day immediately following the occurrence of a Change of Control and ending twenty-four (24) months thereafter, the Company terminates the Executive’s employment hereunder other than for Cause in accordance with Section 5(d) or the Executive terminates his employment hereunder for Good Reason in accordance with Section 5(e) hereof and provided that the Executive satisfies in full all of the conditions set forth in Section 5(h) hereof, then, in addition to Final Compensation, the Executive, in lieu of any payment for which he would have been eligible under Section 5(d) or Section 5(e) hereof, will be eligible for (A) a single lump sum payment equal to eighteen (18) months of Base Salary, without offset for other earnings; (B) a Final Pro-Rated Bonus for the fiscal year in which the Date of Termination occurs, payable at the rime bonuses are paid generally; and (C) health and dental plan premium payments (or, as applicable, reimbursements) on the same terms and conditions applicable in the event of a termination other than for Cause or for Good Reason prior to a Change of Control. Notwithstanding anything to the contrary herein, however, no payments shall be due hereunder until five (5) business days following the later of the effective date of the Release of Claims or the date the Release of Claims, signed by the

Executive, is received by the Chair of the Board. The Executive’s rights with respect to indemnification shall be in accordance with Section 12 hereof.
            (ii) For purposes of this Agreement, “Change of Control” shall mean the occurrence, after the Closing Date, of (a) any change in the ownership of the capital equity of Easton Bell Sports, LLC, if, immediately after giving effect thereto, (A) the Investors (as defined below) and their Affiliates will hold, directly or indirectly, less than 50% of the number of Common Units held by the Investors and their Affiliates as of the Closing Date or (ii) any Person (as defined in this paragraph, below) other than the Investors and their Affiliates will hold, directly or indirectly, greater than 50% of the number of outstanding Common Units of Easton Bell Sports, LLC; or (b) any sale or other disposition of all or substantially all of the assets of Easton Bell Sports, LLC (including, without limitation, by way of a merger or consolidation or through the sale of all or substantially all of the stock or membership interests of its subsidiaries or sale of all or substantially all of the assets of Easton Bell Sports, LLC and its direct and indirect subsidiaries, taken as a whole) to another Person (the “Change of Control Transferee”) if, immediately after giving effect thereto, any Person (or group of Persons acting in concert) other than the Investors and their Affiliates will have the power to elect a majority of the members of the board of managers or board of directors (or other similar governing body) of the Change of Control Transferee. For purposes of this Section 5(g): A “Person” shall have the meaning ascribed to that term in section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 and “Investors” shall mean all Unit-holders of Easton Bell Sports, LLC as of the date of this Agreement, including without limitation Fenway Partners, Inc., Teachers Private Capital, York Street Capital Partners, American Capital Strategies Ltd., Antares Capital Corporation, Bell Sports Holdings, LLC, Bell Sports 2001, LLC, Bell Sports 2001 Coinvestors, LLC and Bell Sports 2001 Investments, LLC.
          (h) Conditions. The Executive’s eligibility to receive and retain any “Post-Employment Payments” (meaning any and all payments provided under this Agreement in connection with or following termination of employment, exclusive of Final Compensation) is subject to full satisfaction of all of the following as well as the covenant of confidentiality set forth in Section 7 below and the assignment of rights to Intellectual Property (as hereafter defined), but with the express understanding and agreement of the parties that the Executive is free to elect not to comply with clause (i) below and is free not to forbear from competition or solicitation as set forth in clauses (ii), (iii) and (iv) immediately below, but that his right to any Post-Employment Payments under this Agreement is expressly conditioned on compliance with said clause (i) and the forbearance required under all of said clauses (ii), (iii) and (iv), as well as his full satisfaction of the covenant of confidentiality and assignment of rights to Intellectual Property. The conditions to receipt of the Post-Employment Payments are as follows:
            (i) The Executive’s execution and return, to the Chair of the Board, of a timely and effective release of claims in the form attached hereto and marked Exhibit A (“Release of Claims”). The Release of Claims creates legally binding obligations and the Company therefore advises the Executive to consult an attorney before signing it.
            (ii) Forbearance by the Executive for eighteen (18) months following termination of the Executive’s employment with the Company from competition with the Company or any of its Sports Affiliates anywhere in the world where the Company or any of those Sports Affiliates is doing business, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise. Specifically, but without limiting the foregoing, the Executive shall not engage in any activity that is competitive, or is in preparation to engage in competition, with the business of the Company or any of its Sports Affiliates as conducted or under consideration at any time during the Executive’s employment and further the Executive shall not, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, work for, or provide services to, any person or entity engaged in, or in preparation to engage in, any business that is competitive with the business of the Company or any of its Sports Affiliates, as conducted or in planning during his employment. The foregoing, however, shall not be breached solely by the Executive’s passive ownership of less than 3% of the equity securities of any publicly traded company.
            (iii) Forbearance by the Executive for eighteen (18) months following termination of his employment from any direct or indirect solicitation or encouragement of any of the Customers of the Company or any of its Sports Affiliates to terminate or diminish their relationship with the Company or any of its Sports Affiliates and from any direct or indirect solicitation or encouragement of any of the Customers or Prospective Customers of the Company or any of its Sports Affiliates to conduct with himself or any other Person (as defined in Section 13 hereof) any business or activity which such Customer or Prospective Customer conducts or could conduct with the Company or any of its Sports Affiliates. For purposes of this Section 5(h), a Customer is a person or entity which was such at any time during the twelve (12) months prior to the Date of Termination and a Potential Customer is a person or entity contacted by the Company or any of its Sports Affiliates to become such at any time within twelve (12) months prior to the Date of Termination other than by general advertisement, provided, in each case, that the Executive had contact with such Customer or Potential Customer through his employment or other associations with the Company or had access to Confidential Information that would assist in his solicitation of such Customer or Potential Customer in competition with the Company or any of its Sports Affiliates.
            (iv) Forbearance by the Executive for eighteen (18) months following termination of his employment with the Company from directly or indirectly hiring or otherwise engaging the services of any employee, independent contractor or other agent providing services to the Company or any of its Sports Affiliates and from soliciting any such employee, independent contractor or agent to terminate or diminish his/her/its relationship with the Company or any of its Sports Affiliates. For purposes of this Section 5(h), an employee, independent contractor or agent means any Person who was performing services for the Company or any of its Sports Affiliates in such capacity at any time during the twelve (12) months immediately preceding the Date of Termination.
          (i) Timing of Payments. In the event that, at the time the Executive’s employment with the Company terminates, the Company is publicly traded (as defined in Section 409A of the Internal Revenue Code) or the limitation on payments or provision of benefits imposed by Section 409A(a)(2)(B) otherwise would be applicable, any amounts payable under this Section 5 that would otherwise be considered deferred compensation subject to the additional twenty percent (20%) tax imposed by Section 409A if paid within six (6) months following the Date of Termination shall be paid at the later of the time otherwise provided in Section 5 or the time that will prevent such amounts from being considered deferred compensation.
     6. Effect of Termination. The provisions of this Section 6 shall apply to any termination of the Executive’s employment under this Agreement, whether pursuant to Section 5 or otherwise.
          (a) Provision by the Company of Final Compensation and Post- Employment Payments, if any, to which the Executive is entitled under the applicable termination provision of Section 5 shall constitute the entire obligation of the Company to the Executive hereunder following termination of his employment by the Company. The Executive shall promptly give the Company notice of all facts necessary for the Company to determine the amount and duration of its obligations in connection with any termination pursuant to Section 5 hereof.
          (b) The Executive and his qualified beneficiaries may have a right to continue participation in the Company’s health and dental plans in accordance with COBRA following termination of the Executive’s employment with the Company. The Executive’s participation in all other Employee Benefit Plans shall terminate pursuant to the terms of the applicable Plan Documents based on the Date of Termination and, for the avoidance of doubt, no continuation of Base Salary or other payment to the Executive following the Date of Termination shall serve to extend the Executive’s employment with the Company or his eligibility, or that of his qualified beneficiaries, to participate in any Employee Benefit Plans.
          (c) Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the conditions to receipt of Post-Employment Payments set forth in Section 5(h) and the obligations of the Executive under Sections 7 and 8 hereof. The Executive recognizes that, except as expressly provided in Section 5(d), Section 5(e) or Section 5(f) (with respect to Base Salary for any notice period waived) or Section 5(g), no compensation is earned after termination of employment.

     7. Confidential Information.
          (a) The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information (as defined in Section 13 hereof); that the Executive may develop Confidential Information for the Company or its Affiliates; and that the Executive may learn of Confidential Information during the course of employment. The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall not disclose to any Person or use, other than as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its Affiliates, any Confidential Information obtained by the Executive incident to his employment or other association with the Company or any of its Affiliates. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination.
          (b) All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or any of its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents and all other property of the Company and its Affiliates then in the Executive’s possession or control.
     8. Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property (as defined in Section 13 hereof) to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates during the course of his employment by the Company and which pertains to the business of the Company or any of its Affiliates or is suggested by any work performed by the Executive for the Company or any of its Affiliates or makes use of Confidential Information shall be considered “work made for hire” and, upon creation, shall be owned exclusively by the Company or its applicable Affiliate.
     9. Restricted Activities. The Executive agrees that certain restrictions on his activities during his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates:
          (a) While the Executive is employed by the Company, the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates anywhere in the world or undertake any planning for competition with the Company or any of its Affiliates. Specifically, but without limiting the foregoing, the Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive or potentially competitive with the business of the Company or any of its Affiliates as conducted or under consideration at any time during the Executive’s employment or to provide services in any capacity to a Person which is a competitor of the Company or any of its Affiliates.
          (b) The Executive further agrees that, while he is employed by the Company, and excluding any activities undertaken on behalf of the Company or any of its Affiliates in the course of his duties, he will not hire or attempt to hire any employee of the Company or any of its Affiliates; assist in such hiring by any Person; encourage any such employee to terminate his or her relationship with the Company or any of its Affiliates; or solicit or encourage any customer of the Company or any of its Affiliates to terminate or diminish its relationship with them; or solicit or encourage any customer or potential customer or the Company or any of its Affiliates to conduct with any Person any business or activity which such customer or potential customer conducts or could conduct with the Company or any of its Affiliates.
          (c) The Executive agrees that during his employment by the Company he shall not publish any work that disparages the Company or any of its Affiliates, their management or their business or the Products.
     10. Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 7, 8 and 9 hereof. The Executive agrees that those restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further acknowledges that, were he to breach any of the covenants contained in Sections 7, 8 or 9 hereof, the damage to the Company and its Affiliates would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of Section 7, 8 or 9 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.
     11. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

     12. Indemnification. The Company shall indemnify the Executive to the fullest extent permitted by applicable law. Executive’s right to indemnification shall include the right to be paid by the Company the expenses incurred in defending any covered proceeding in advance of its final disposition, provided that Executive shall repay any advanced amounts if it shall be ultimately determined that the Executive is not entitled to be indemnified for such expenses under this Agreement or otherwise. The Executive agrees promptly to notify the Company of any actual or threatened claim arising out of or as a result of his employment or offices with the Company or any of its Affiliates.
     13. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:
          (a) “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the entity specified, where control may be by management authority or equity interest.
          (b) “Sports Affiliates” means Easton Bell Sports, LLC and any entities established or acquired after the Effective Date through the Company or Easton Bell Sports, LLC, or through any parent or direct or indirect subsidiary of the Company or Easton Bell Sports, LLC or through any successor of any of the foregoing or any assign of all or substantially all of the business or assets of any of the foregoing.
          (c) “Closing Date” means the date of the closing of the transaction described in the Stock Purchase Agreement dated as of February 1, 2006, by and between Riddell Bell Holdings, Inc. and Jas. D. Easton, Inc. (the “Stock Purchase Agreement”), which closing occurred on March 16, 2006.
          (d) “Confidential Information” shall mean any and all information of the Company and its Affiliates that is not generally known by those with whom the Company or any of its Affiliates competes or does business, or with whom the Company or any of its Affiliates plans to compete or do business, including without limitation (i) information related to the Products, technical data, methods, processes, know-how and inventions of the Company and its Affiliates, (ii) the development, research, testing, marketing and financial activities and strategic plans of the Company and its Affiliates, (iii) the manner in which they operate, (iv) their costs and sources of supply, (v) the identity and special needs of the customers and prospective customers of the Company and its Affiliates and (vi) the persons and entities with whom the Company and its Affiliates have business relationships and the nature and substance of those relationships. Confidential Information also includes any information that the Company or any of its Affiliates may receive or has received from customers, subcontractors, suppliers or others, with any understanding, express or implied, that the information would not be disclosed. Confidential Information does not include information that enters the public domain, other than through a breach by the Executive or another Person of an obligation of confidentiality to the Company or one of its Affiliates.

          (e) “Intellectual Property” means any invention, formula, process, discovery, development, design, innovation or improvement (whether or not patentable or registrable under copyright statutes) made, conceived, or first actually reduced to practice by the Executive solely or jointly with others, during his employment by the Company; provided, however, that, as used in this Agreement, the term “Intellectual Property” shall not apply to any invention that the Executive develops on his own time, without using the equipment, supplies, facilities or trade secret information of the Company or any of the Sports Affiliates to which the Executive has access as a result of his employment, unless such invention relates at the time of conception or reduction to practice of the invention (i) to the business of the Company or such Sports Affiliate, (ii) to the actual or demonstrably anticipated research or development of the Company or of any Sports Affiliates to which the Executive has access as a result of his employment or (iii) results from any work performed by the Executive for the Company.
          (f) “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.
          (g) “Products” means all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during the Executive’s employment.
     14. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.
     15. Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event the Company shall hereafter effect a corporate reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.
     16. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
     17. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
     18. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, to it c/o Mark R. Genender, Fenway Partners, Inc., 11111 Santa Monica Boulevard, Suite 1470, Los Angeles, CA 90025, with a copy to Aron Schwartz, Fenway Partners, Inc., 152 W. 57th St., 59th Floor, New York, NY 10019 or to such other address as either party may specify by notice to the other actually received.
     19. Entire Agreement. This Agreement contains the entire agreement of the parties, and supersedes all prior agreements, whether written or oral, with respect to the Executive’s employment and all related matters.
     20. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Board.
     21. Waiver of Certain Rights. The Executive expressly and irrevocably waives any and all rights that he has had in the past, now has, or might now have, or hereafter acquire, under the agreement captioned “Change of Control Agreement” between the Executive and Easton Sports, Inc. (“Easton Sports Agreement”) or otherwise, as a result of the signing of the Stock Purchase Agreement (as defined in Section 13 hereof) or the consummation of the transaction contemplated by the Stock Purchase Agreement or any event related thereto being a “Change of Control” as that term is defined in the Easton Sports Agreement or otherwise, as applicable and, without limiting the generality of the foregoing, agrees specifically that he will be entitled to no termination pay or other benefits of any kind as a result thereof.
     22. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.
     23. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.
     24. Governing Law. This is a California contract and shall be construed and enforced under and be governed in all respects by the laws of the State of California, without regard to the conflict of laws principles thereof, and, for the avoidance of doubt, shall include both the statutory and common law of California, except to the extent preempted by federal law.
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     IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	THE COMPANY:
EASTON-BELL SPORTS, INC.

/s/ Dan Jelinek	By:	/s/ Mark Genender

Dan Jelinek
	Title:	Vice President

Easton Bell Sports, LLC shall be a party to this Agreement, but solely for the purposes of Section 4(c) hereof.

EASTON BELL SPORTS, LLC

By:	/s/ Mark Genender

Name:	Mark Genender

Title:	Vice President

EXHIBIT A
RELEASE OF CLAIMS
     FOR AND IN CONSIDERATION OF the benefits to be provided me in connection with the termination of my employment, as set forth in the agreement between me and Easton-Bell Sports, Inc. (the “Company”) dated as of March 16, 2006 (the “Agreement”), which are conditioned, inter alia, on my signing this Release of Claims and to which I am not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with me, hereby release and forever discharge the Company and its Affiliates (as that term is defined in the Agreement) and all of their respective past, present and future officers, directors, trustees, shareholders, employees, agents, general and limited partners, members, managers, joint venturers, representatives, successors and assigns, and all others connected with any of them (all of the foregoing, collectively, the “Released”), both individually and in their official capacities, from any and all causes of action, rights and claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, including without limitation any causes of action, rights or claims in any way resulting from, arising out of or connected with my employment by the Company or any of its Affiliates or the termination of that employment or pursuant to any federal, state or local law, regulation or other requirement, including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act and the fair employment practices laws of the state or states in which I have been employed by the Company or any of its Affiliates, each as amended from time to time, (all of the foregoing, in the aggregate, “Claims”)
In signing this Release of Claims, I expressly waive and relinquish all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, and do so understanding and acknowledging the significance of such specific waiver of Section 1542, which Section states as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.
Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Released, I expressly acknowledge that this Release of Claims is intended to include in its effect, without limitation, all Claims which I do not know or suspect to exist in my favor at the time of execution hereof, and that this Release of Claims contemplates the extinguishment of all such Claims.

Excluded from the scope of this Release of Claims is (i) any claim arising under the terms of the Agreement after the effective date of this Release of Claim and (ii) any right of indemnification or contribution that I have pursuant to the Articles of Incorporation or By-Laws of the Company or any of its Sports Affiliates (as defined in the Agreement).
In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to twenty-one (21) days (or such longer period as the Company may specify) from the date my employment with the Company terminates. I also acknowledge that I am advised by the Company and its Affiliates to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.
I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Agreement. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the Company c/o Mark R. Genender, Fenway Partners, Inc., 11111 Santa Monica Boulevard, Suite 1470, Los Angeles, CA 90025, with a copy to Aron Schwartz, Fenway Partners, Inc., 152 W. 57th St., 59th Floor, New York, NY 10019, or to such other address as the Company party may specify and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.
Intending to be legally bound, I have signed this Release of Claims as of the date written below.

Signature:

Dan Jelinek

Date Signed:

EXHIBIT B
[Insert Memorandum to Bonus Plan Participants
from Jamie Doud dated December 29, 2005
Subject: Easton Sports, Inc. (ESI)—FY2006 Bonus Plan]

EXHIBIT C
Designation of Beneficiary
     Reference is made to the employment agreement between the undersigned and Easton-Bell Sports, Inc. dated as of March 16, 2006 (the “Employment Agreement”). All capitalized terms not defined on this form shall have the meaning ascribed to them in the Employment Agreement.
     I hereby designate the following person as my beneficiary to receive any Final Compensation and any Final Pro-Rated Bonus under Section 5(a) of the Employment Agreement in the event of my death during the term of the Employment Agreement:
Name of Beneficiary:
Social Security Number:
Date of Birth:
Relationship:
Current Address:
I understand that it is my obligation to inform the Company in writing of any change of address for my designated beneficiary. I also understand that I may change my designated beneficiary at any time by submission of a new form fully completed, signed by me and dated. The form with the latest date shall govern in the event of my death.

Signature:

Dan Jelinek

Date: